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                                                                    Exhibit 99.1

                                                                   PRESS RELEASE


                                              Contact: John B. Simmons, CFO
                                              Stewart & Stevenson Services, Inc.
                                              713-868-7865

                                              Ken Dennard/KDENNARD@EASTERLY.COM
FOR IMMEDIATE RELEASE                         Lisa Elliott/LISAE@EASTERLY.COM
                                              DRG&E
                                              713-529-6600


                         STEWART & STEVENSON SERVICES NAMES
                          MAX LUKENS CHAIRMAN OF THE BOARD
                          QUARTERLY DIVIDEND ALSO ANNOUNCED

HOUSTON - December 10, 2002 - Stewart & Stevenson Services, Inc. (NYSE: SVC), a leading manufacturer, service provider, and distributor of industrial and energy related equipment; oilfield and airline ground support equipment; and medium tactical vehicles for the U.S. Army, announced that effective today, Max L. Lukens, age 54, has been elected Chairman of the Board. Mr. Lukens replaces Dr. Robert L. Sullivan who continues on as a member of the board.

     In recent weeks Dr. Sullivan has been selected to lead the creation of a new world-class business school at the University of California, San Diego. Dr. Sullivan has served on the board of Stewart & Stevenson since 1992.

     Michael L. Grimes, President and Chief Executive Officer, stated, "We look forward to continuing our strategic growth with Max now leading the board and have confidence in Bob's success in his new role at the University of California, San Diego."

     In a separate action, the Board of Directors also declared a quarterly cash dividend of $.085 per share payable on February 14, 2003 to shareholders of record on January 31, 2003.

     Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides services for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation. For more information on Stewart & Stevenson, visit WWW.SSSS.COM.

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